Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Acer Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	2,478,000 (3)	$2.41	$5,959,590.00	0.0000927	$552.45

	Total Offering Amounts					$5,959,590.00

	Total Fee Offsets

	Net Fee Due							$552.45

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the registrant’s common stock as reported on the Nasdaq Capital Market on April 14, 2022.

(3)	Represents shares of the registrant’s common stock issuable upon conversion of the registrant’s secured convertible promissory notes issued in connection with the March 2022 private placement.